Exhibit 99(b)
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     This report contains forward-looking statements. These statements are subject to risks and uncertainties including those described in Item 1A under the heading “Risk Factors,” and elsewhere in this report, that could cause actual results to differ materially from those projected in these forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and the Company undertakes no obligation to update or revise the statements, except as may be required by law.
Lamar Advertising Company
     The following is a discussion of the consolidated financial condition and results of operations of the Company for the years ended December 31, 2008, 2007 and 2006. This discussion should be read in conjunction with the consolidated financial statements of the Company and the related notes.
OVERVIEW
     The Company’s net revenues are derived primarily from the sale of advertising on outdoor advertising displays owned and operated by the Company. The Company relies on sales of advertising space for its revenues, and its operating results are therefore affected by general economic conditions, as well as trends in the advertising industry. Advertising spending is particularly sensitive to changes in general economic conditions, which affect the rates that the Company is able to charge for advertising on its displays and its ability to maximize advertising sales or occupancy on its displays. The severe economic downturn that accelerated in the fourth quarter of 2008 has affected the Company as well as the advertising industry. The Company had fewer customers in the fourth quarter of 2008 which resulted in lower occupancy and a reduction in sales. While the Company anticipates this will continue into 2009, we have taken steps to reduce operating and capitalized expenditures in order to offset this potential reduction in revenue.
     Since December 31, 2004, the Company has increased the number of outdoor advertising displays it operates by approximately 6% by completing strategic acquisitions of outdoor advertising assets for an aggregate purchase price of approximately $819.7 million, which included the issuance of 1,026,413 shares of Lamar Advertising Company Class A common stock valued at the time of issuance at approximately $43.3 million. The Company has financed its recent acquisitions and intends to finance its future acquisition activity from available cash, borrowings under its senior credit facility and the issuance of Class A common stock. See “Liquidity and Capital Resources” below. As a result of acquisitions, the operating performances of individual markets and of the Company as a whole are not necessarily comparable on a year-to-year basis. The acquisitions completed during the year ended December 31, 2008 had no material integration issues. Due to the current economic recession, however, the Company expects to significantly reduce its acquisition activity during 2009.
     Growth of the Company’s business requires expenditures for maintenance and capitalized costs associated with the construction of new billboard displays, the entrance into and renewal of logo sign and transit contracts, and the purchase of real estate and operating equipment. The following table presents a breakdown of capitalized expenditures for the past three years:

	2008	2007	2006
	(In thousands)
Billboard — Traditional	$58,064	$68,664	$75,501
Billboard — Digital	103,701	92,093	81,270
Logos	7,606	10,190	8,978
Transit	1,018	2,047	1,119
Land and buildings	11,240	31,463	34,384
PP&E	16,441	16,077	22,098

Total capital expenditures	$198,070	$220,534	$223,350

     We expect our capital expenditures to be approximately $35 million in 2009.

RESULTS OF OPERATIONS
     The following table presents certain items in the Consolidated Statements of Operations as a percentage of net revenues for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Net revenues	100.0%	100.0%	100.0%
Operating expenses:
Direct advertising expenses	36.4	33.8	34.9
General and administrative expenses	17.3	17.4	17.7
Corporate expenses	4.2	4.9	4.5
Depreciation and amortization	27.7	25.4	26.9
Operating income	15.0	18.8	16.9
Interest expense	14.2	13.9	10.1
Net income	0.2	3.5	3.9
Year ended December 31, 2008 compared to Year ended December 31, 2007
     Net revenues decreased $11.1 million or 0.9% to $1.20 billion for the year ended December 31, 2008 from $1.21 billion for the same period in 2007. This decrease was attributable primarily to a decrease in billboard net revenues of $9.7 million or 0.9% over the prior period and a $1.7 million decrease in logo sign revenue over the prior period due to contracts lost in the fourth quarter of 2008.
     The decrease in billboard net revenue of $9.7 million was a result of decreased occupancy due to a reduction in advertising spending resulting from the deterioration in economic conditions which accelerated in the fourth quarter of 2008. The $1.7 million decrease in logo revenue was a result of internal growth of approximately $1.7 million was offset by a decrease of $3.4 million of revenue due to the loss of various logo contracts.
     Net revenues for the year ended December 31, 2008, as compared to acquisition-adjusted net revenue for the year ended December 31, 2007, decreased $39.6 million or 3.2% primarily as a result of the reduction in occupancy primarily in the fourth quarter of 2008 as discussed above. See “Reconciliations” below.
     Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $15.4 million or 2.3% to $694.2 million for the year ended December 31, 2008 from $678.8 million for the same period in 2007. There was an $18.5 million decrease in non-cash compensation expense related to performance based compensation, offset by a $30.9 million increase in operating expenses related to the operations of acquired outdoor advertising assets and increases in the cost of operating the Company’s core assets and a $3.0 million increase in corporate expenses.
     Depreciation and amortization expense increased $24.8 million for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The increase is primarily a result of capital expenditures of $103.7 million related to digital billboards which are depreciated using a shorter expected life than the traditional billboards.
     Due to the above factors, operating income decreased $47.8 million to $180.0 million for year ended December 31, 2008 compared to $227.8 million for the same period in 2007.
     The Company recognized a $1.8 million return on investment compared to a $15.4 million gain as a result of the sale of a private company recognized in the first quarter of 2007, which represents a decrease of 88.3% over the prior period.
     Interest expense increased $1.8 million from $168.6 million for the year ended December 31, 2007 to $170.4 million for the year ended December 31, 2008 due to a decrease in interest rates on variable-rate debt offset by increased debt balances.
     The decrease in operating income, the decrease in gain on disposition of investment, and the increase in interest expense described above resulted in a $64.6 million decrease in income before income taxes. This decrease in income resulted in a decrease in the income tax expense of $25.0 million for the year ended December 31, 2008 over the same period in 2007. The effective tax rate for the year ended December 31, 2008 was 77.5%, which is greater than the statutory rates due to permanent differences resulting from non-deductible expenses.

     As a result of the above factors, the Company recognized net income for the year ended December 31, 2008 of $2.8 million, as compared to net income of $42.4 million for the same period in 2007.
Reconciliations:
     Because acquisitions occurring after December 31, 2006 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2007 acquisition-adjusted net revenue, which adjusts our 2007 net revenue by adding to it the net revenue generated by the acquired assets prior to our acquisition of them for the same time frame that those assets were owned in 2008. We provide this information as a supplement to net revenues to enable investors to compare periods in 2008 and 2007 on a more consistent basis without the effects of acquisitions. Management uses this comparison to assess how well our core assets are performing.
     Acquisition-adjusted net revenue is not determined in accordance with generally accepted accounting principles (GAAP). For this adjustment, we measure the amount of pre-acquisition revenue generated by the acquired assets during the period in 2007 that corresponds with the actual period we have owned the acquired assets in 2008 (to the extent within the period to which this report relates). We refer to this adjustment as “acquisition net revenue.”
     Reconciliations of 2007 reported net revenue to 2007 acquisition-adjusted net revenue as well as a comparison of 2007 acquisition-adjusted net revenue to 2008 net revenue are provided below:
Comparison of 2008 Net Revenue to 2007 Acquisition-Adjusted Net Revenue

	Year Ended December 31,
	2008	2007
	(In thousands)
Reported net revenue	$1,198,419	$1,209,555
Acquisition net revenue	—	28,473

Adjusted totals	$1,198,419	$1,238,028

Year ended December 31, 2007 compared to Year ended December 31, 2006
     Net revenues increased $89.5 million or 8.0% to $1.21 billion for the year ended December 31, 2007 from $1.12 billion for the same period in 2006. This increase was attributable primarily to an increase in billboard net revenues of $88.1 million or 8.7% over the prior period, with no net change in logo sign revenue or transit revenue over the prior period due to contracts lost during the year.
     The increase in billboard net revenue of $88.1 million was generated by acquisition activity of approximately $13.4 million and internal growth of approximately $74.7 million, while the internal growth across various markets within the logo sign programs of approximately $3.8 million, was offset by a decrease of $4.0 million of revenue due to the loss of the Company’s Texas logo contract. The transit revenue internal growth of approximately $3.2 million was offset by a decrease of $3.6 million of revenue due to the loss of various transit contracts.
     Net revenues for the year ended December 31, 2007, as compared to acquisition-adjusted net revenue for the year ended December 31, 2006, increased $82.5 million or 7.3% as a result of net revenue internal growth. See “Reconciliations” below.
     Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $39.3 million or 6.1% to $678.8 million for the year ended December 31, 2007 from $639.5 million for the same period in 2006. There was a $30.5 million increase as a result of additional operating expenses related to the operations of acquired outdoor advertising assets and increases in costs in operating the Company’s core assets and a $8.8 million increase in corporate expenses.
     Depreciation and amortization expense increased $5.2 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase is a result of increased capital expenditures in 2007, including $92.1 million related to digital billboards.
     Due to the above factors, operating income increased $38.0 million to $227.8 million for year ended December 31, 2007 compared to $189.8 million for the same period in 2006.
     During the first quarter of 2007, the Company recognized a $15.4 million gain as a result of the sale of a private company in which the Company had an ownership interest.

     Interest expense increased $55.6 million from $113.0 million for the year ended December 31, 2006 to $168.6 million for the year ended December 31, 2007 due to increased debt balances as well as increase in interest rates on variable-rate debt.
     The increase in operating income and the gain on disposition of investment offset by the increase in interest expense described above resulted in a $0.9 million decrease in income before income taxes. There was an increase in the income tax expense of $0.6 million for the year ended December 31, 2007 over the same period in 2006. The effective tax rate for the year ended December 31, 2007 was 45.1%, which is greater than the statutory rates due to permanent differences resulting from non-deductible expenses.
     As a result of the above factors, the Company recognized net income for the year ended December 31, 2007 of $42.4 million, as compared to net income of $43.9 million for the same period in 2006.
Reconciliations:
     Because acquisitions occurring after December 31, 2005 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2006 acquisition-adjusted net revenue, which adjusts our 2006 net revenue by adding to it the net revenue generated by the acquired assets prior to our acquisition of them for the same time frame that those assets were owned in 2007. We provide this information as a supplement to net revenues to enable investors to compare periods in 2007 and 2006 on a more consistent basis without the effects of acquisitions. Management uses this comparison to assess how well our core assets are performing.
     Acquisition-adjusted net revenue is not determined in accordance with generally accepted accounting principles (GAAP). For this adjustment, we measure the amount of pre-acquisition revenue generated by the acquired assets during the period in 2006 that corresponds with the actual period we have owned the acquired assets in 2007 (to the extent within the period to which this report relates). We refer to this adjustment as “acquisition net revenue.”
     Reconciliations of 2006 reported net revenue to 2006 acquisition-adjusted net revenue as well as a comparison of 2006 acquisition-adjusted net revenue to 2007 net revenue are provided below:
Comparison of 2007 Net Revenue to 2006 Acquisition-Adjusted Net Revenue

	Year Ended December 31,
	2007	2006
	(In thousands)
Reported net revenue	$1,209,555	$1,120,091
Acquisition net revenue	—	6,915

Adjusted totals	$1,209,555	$1,127,006

LIQUIDITY AND CAPITAL RESOURCES
Overview
     Recently, worldwide capital and credit markets have seen unprecedented volatility. We are closely monitoring the potential impact of these market conditions on our liquidity. We have historically refinanced our existing debt obligations with the issuance of new debt. The current lending environment, however, may negatively impact our ability to issue additional debt on terms that are acceptable to us, if at all, and may require us to accept terms that are significantly less favorable than our existing debt, approximately $663.6 million of which is due to mature in the next three years.
     In light of the worsening economic climate in the fourth quarter of 2008 that has continued in 2009 we are taking certain steps to reduce our overall operating expenses. These steps include reducing operating expenses and non-essential capital expenditures and significantly reducing acquisition activity. As part of the overall reductions in operating expenses, the company reduced its workforce from approximately 3,500 to 3,200, which represents a 10% decrease.
     The Company has historically satisfied its working capital requirements with cash from operations and borrowings under its senior credit facility. The Company’s wholly owned subsidiary, Lamar Media Corp., is the borrower under the senior credit facility and maintains all corporate cash balances. Any cash requirements of Lamar Advertising, therefore, must be funded by distributions from Lamar Media. The Company’s acquisitions have been financed primarily with funds borrowed under the senior credit facility and issuance of its Class A common stock and debt securities. If an acquisition is made by one of the Company’s subsidiaries using the Company’s Class A common stock, a permanent contribution of additional paid-in-capital of Class A common stock is distributed to that subsidiary.

Sources of Cash
     Total Liquidity at December 31, 2008. As of December 31, 2008 we had approximately $263.8 million of total liquidity, which is comprised of approximately $14.1 million in cash and cash equivalents and the ability to draw approximately $249.7 million under our revolving senior credit facility.
     Cash Generated by Operations. For the years ended December 31, 2008, 2007, and 2006 our cash provided by operating activities was $346.5 million, $354.5 million and $364.5 million, respectively. While our net income was approximately $2.8 million for the year ended December 31, 2008, the Company generated cash from operating activities of $346.5 million during 2008 primarily due to adjustments needed to reconcile net income to cash provided by operating activities, which primarily includes depreciation and amortization of $331.7 million. We generated cash flows from operations during 2008 in excess of our cash needs for operations and capital expenditures as described herein. We used the excess cash generated principally for acquisitions and stock repurchases. See “— Cash Flows” for more information.
     Credit Facilities. As of December 31, 2008 we had approximately $249.7 million of unused capacity under the revolving credit facility included in our senior credit facility. The senior credit facility was refinanced on September 30, 2005 and is comprised of a $400.0 million revolving senior credit facility and a $400.0 million term facility. The senior credit facility also includes a $500.0 million incremental facility, which permits Lamar Media to request that its lenders enter into commitments to make additional term loans, up to a maximum aggregate amount of $500.0 million.
     On February 8, 2006, Lamar Media entered into a Series A Incremental Loan Agreement and obtained commitments from its lenders for a term loan of $37.0 million, which was funded on February 27, 2006. The available uncommitted incremental loan facility was thereby reduced to $463.0 million.
     On October 5, 2006, we entered into a Series B Incremental Loan Agreement and borrowed an additional $150.0 million under the incremental portion of our bank credit facility. In conjunction with the Series B Incremental Loan Agreement, we also entered into an amendment to our bank credit facility to restore the amount of the incremental loan facility to $500.0 million (which under its old terms would have been reduced by the Series B Incremental Loan and had been reduced by the earlier Series A Incremental Loan described above). The lenders have no obligation to make additional term loans to Lamar Media under the incremental facility, but may enter into such commitments in their sole discretion.
     On December 21, 2006, one of our wholly-owned subsidiaries, Lamar Transit Advertising Canada Ltd., entered into a Series C Incremental Loan Agreement and obtained commitments from its lenders for a term loan of $20.0 million. The available uncommitted incremental loan facility was thereby reduced to $480.0 million.
     On January 17, 2007, Lamar Media entered into a Series D Incremental Loan Agreement and obtained commitments from its lenders for a term loan of $7.0 million, which was funded on January 17, 2007. On March 28, 2007, Lamar Media entered into Series E and Series F Incremental Loan Agreements and obtained commitments from their lenders for term loans of $250.0 million and $325.0 million, respectively, which were both funded on March 28, 2007. In addition, the $500.0 million incremental facility, which had previously been reduced by the aggregate amount of the Series C and Series D Incremental Loans and would have been reduced by the Series E and Series F Incremental Loans, was restored to $500.0 million. The lenders have no obligation to make additional term loans to Lamar Media under the incremental facility, but may enter into such commitments in their sole discretion.
Proceeds from the Sale of Debt and Equity Securities.
     On August 17, 2006, Lamar Media Corp. issued $216.0 million 6 5/8% Senior Subordinated Notes due 2015 — Series B. These notes are unsecured senior subordinated obligations and will be subordinated to all of Lamar Media’s existing and future senior debt, rank equally with all of Lamar Media’s existing and future senior subordinated debt and rank senior to all of our existing and any future subordinated debt of Lamar Media. These notes are redeemable at the company’s option anytime on or after August 15, 2010. Lamar Media may also redeem up to 35% of the aggregate principle amount of the notes using the proceeds from certain public equity offerings completed before August 15, 2008. The net proceeds from this issuance were used to reduce borrowings under Lamar Media’s bank credit facility and repurchase the Company’s Class A common stock pursuant to its repurchase plan.
     On May 31, 2007, the Company commenced an offer to exchange all of its outstanding 2 7/8% Convertible Notes due 2010 (the “outstanding notes”), for an equal amount of newly issued 2 7/8% Convertible Notes due 2010—Series B (“the new notes”) and cash. The new notes are a separate series of debt securities. The purpose of the exchange offer was to exchange outstanding notes for new notes with certain different terms, including the type of consideration the Company may use to pay holders who convert their notes.

Among their features, the new notes are convertible into Class A common stock, cash or a combination thereof, at the Company’s option, subject to certain conditions, while the outstanding notes are convertible solely into the Company’s Class A common stock. This exchange was completed on July 3, 2007, when the Company accepted for exchange $287.2 million aggregate principal amount of outstanding notes, representing approximately 99.9 percent of the total outstanding notes with approximately $0.3 million aggregate principal amount remaining of outstanding notes.
     On October 11, 2007, Lamar Media Corp. completed an institutional private placement of $275 million aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015—Series C. These notes are unsecured senior subordinated obligations and will be subordinated to all of Lamar Media’s existing and future senior debt, rank equally with all of Lamar Media’s existing and future senior subordinated debt and rank senior to all of the existing and any future subordinated debt of Lamar Media. These notes are redeemable at the company’s option anytime on or after August 15, 2010. Lamar Media may also redeem up to 35% of the aggregate principle amount of the notes using the proceeds from certain public equity offerings completed before August 15, 2008. A portion of the $256.7 million net proceeds from the offering of the Notes was used to repay a portion of the amounts outstanding under Lamar Media’s senior revolving credit facility.
Factors Affecting Sources of Liquidity
     Internally Generated Funds. The key factors affecting internally generated cash flow are general economic conditions, specific economic conditions in the markets where the Company conducts its business and overall spending on advertising by advertisers. During the fourth quarter of 2008, the Company experienced a decline in sales as a result of the overall decline in advertising spending resulting from the economic recession. If this trend continues, the Company’s internally generated cash will also decline. The Company has taken steps to reduce its overall expenses which should partially offset the anticipated decline in revenue.
     Credit Facilities and Other Debt Securities. Lamar must comply with certain covenants and restrictions related to its credit facilities and its outstanding debt securities.
     Restrictions Under Debt Securities. Lamar must comply with certain covenants and restrictions related to its credit facilities and its outstanding debt securities. Currently Lamar Media has outstanding approximately $385.0 million 7 1/4% Senior Subordinated Notes due 2013 issued in December 2002 and June 2003 (the “7 1/4% Notes”), $400.0 million 6 5/8% Senior Subordinated Notes due 2015 issued August 2005, $216.0 million 6 5/8% Senior Subordinated Notes due 2015 — Series B issued in August 2006 and $275.0 million 6 5/8% Senior Subordinated Notes due 2015 — Series C issued in October 2007 (collectively, the “6 5/8% Notes”). The indentures relating to Lamar Media’s outstanding notes restrict its ability to incur indebtedness but permit the incurrence of indebtedness (including indebtedness under its senior credit facility), (i) if no default or event of default would result from such incurrence and (ii) if after giving effect to any such incurrence, the leverage ratio (defined as total consolidated debt to trailing four fiscal quarter EBITDA (as defined in the indentures)) would be less than (a) 6.5 to 1, pursuant to the 7 1/4% Notes indenture, and (b) 7.0 to 1, pursuant to the 6 5/8% Notes indentures (“Permitted Indebtedness Tests”).
     In addition to debt incurred under the provisions described in the preceding sentence, the indentures relating to Lamar Media’s outstanding notes permit Lamar Media to incur indebtedness pursuant to the following baskets:
•	up to $1.3 billion of indebtedness under its senior credit facility;

•	currently outstanding indebtedness or debt incurred to refinance outstanding debt;

•	inter-company debt between Lamar Media and its subsidiaries or between subsidiaries;

•	certain purchase money indebtedness and capitalized lease obligations to acquire or lease property in the ordinary course of business that cannot exceed the greater of $20 million or 5% of Lamar Media’s net tangible assets; and

•	additional debt not to exceed $40 million.
     These baskets are in addition to and do not place a limit on the amount of debt that Lamar can incur under the Permitted Indebtedness Tests described above. The Company can incur indebtedness under its senior credit facility to the extent of its $1.3 billion senior credit facility indebtedness basket without regard to any other restrictions and further can incur an unlimited amount of indebtedness under its senior credit facility so long as it complies with the Permitted Indebtedness Tests. At December 31, 2008, the Company had an aggregate outstanding balance under its senior credit facility of $1.3 billion and was in compliance with the Permitted Indebtedness Tests.

     Restrictions under Credit Facility. Lamar Media is required to comply with certain covenants and restrictions under its senior credit agreement. If the Company fails to comply with these tests, the long term debt payments may be accelerated. At December 31, 2008 and currently, Lamar Media is in compliance with all such tests.
     Lamar Media must be in compliance with the following financial ratios under its senior credit facility:
•	a total debt ratio, defined as total consolidated debt to EBITDA, as defined below, for the most recent four fiscal quarters, of not greater than 6.00 to 1.

•	a fixed charges coverage ratio, defined as EBITDA, as defined below, for the most recent four fiscal quarters to the sum of (1) the total payments of principal and interest on debt for such period, plus (2) capital expenditures made during such period, plus (3) income and franchise tax payments made during such period, plus (4) dividends, of greater than 1.05 to 1.
     As defined under Lamar Media’s senior credit facility, EBITDA is, for any period, operating income for Lamar Media and its restricted subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, interest in respect of mirror loan indebtedness, depreciation, amortization and any other non-cash income or charges accrued for such period and (except to the extent received or paid in cash by Lamar Media or any of its restricted subsidiaries) income or loss attributable to equity in affiliates for such period) excluding any extraordinary and unusual gains or losses during such period and excluding the proceeds of any casualty events whereby insurance or other proceeds are received and certain dispositions not in the ordinary course. Any dividend payment made by Lamar Media or any of its restricted subsidiaries to Lamar Advertising Company during any period to enable Lamar Advertising Company to pay certain qualified expenses on behalf of Lamar Media and its subsidiaries shall be treated as operating expenses of Lamar Media for the purposes of calculating EBITDA for such period if and to the extent such operating expenses would be deducted in the calculations of EBITDA if funded directly by Lamar Media or any restricted subsidiary. EBITDA under the senior credit facility is also adjusted to reflect certain acquisitions or dispositions as if such acquisitions or dispositions were made on the first day of such period.
     The Company believes that its current level of cash on hand, availability under its senior credit facility and future cash flows from operations are sufficient to meet its operating needs through fiscal 2009. All debt obligations are on the Company’s balance sheet.
Uses of Cash
     Capital Expenditures. Capital expenditures excluding acquisitions were approximately $198.1 million for the year ended December 31, 2008. We anticipate our 2009 total capital expenditures to be approximately $35 million.
     Acquisitions. During the year ended December 31, 2008, the Company financed its acquisition activity of approximately $250.0 million with borrowings under Lamar Media’s revolving credit facility and cash on hand. In light of the current economic recession, the Company plans to significantly reduce it acquisition activity during 2009 with no material spending currently planned for acquisitions.
     Stock Repurchase Program. In November 2005, the Company announced that its Board of Directors authorized the repurchase of up to $250.0 million of the Company’s Class A common stock. The Company completed this repurchase plan in July 2006, repurchasing approximately 4.9 million shares of its Class A common stock.
     In August 2006, the Company announced a second repurchase plan of up to $250.0 million of the Company’s Class A common stock, which was completed in July 2007. The Company’s Board of Directors adopted a third $500 million repurchase plan in February 2007, which expired on February 22, 2009. During the twelve months ended December 31, 2008 and December 31, 2007, the Company purchased approximately 2.6 million shares and 6.7 million shares of its Class A common stock for an aggregate purchase price of approximately $90.5 million and $383.6 million, respectively. Shares repurchased under the plan were made on the open market or in privately negotiated transactions. The timing and amount of the shares repurchased were determined by Lamar’s management based on its evaluation of market conditions and other factors. All repurchased shares are available for future use for general corporate and other purposes.
     Special Cash Dividend. In February, 2007, the Company’s board of directors declared a special divided of $3.25 per share of Common Stock. The dividend of $318.3 million in aggregate amount was paid on March 30, 2007 to stockholders of record on March 22, 2007. Lamar had 82,541,461 shares of Class A Common Stock and 15,397,865 shares of Class B Common Stock, which is convertible into Class A Common Stock on a one-for-one-basis at the option of its holder, outstanding as of March 22, 2007.

     Debt Service and Contractual Obligations. As of December 31, 2008, we had outstanding debt of approximately $2.8 billion, which includes a mirror note issued to the Company in an aggregate amount of $287.5 million, which is equal to the amount of the Company’s aggregate outstanding convertible notes. In the future, Lamar Media has principal reduction obligations and revolver commitment reductions under its bank credit agreement. In addition it has fixed commercial commitments. These commitments are detailed as follows:

		Payments Due by Period
		Less Than			After
Contractual Obligations	Total	1 Year	1 - 3 Years	4 - 5 Years	5 Years
	(In millions)
Long-Term Debt	$2,814.4	$58.8	$582.8	$995.6	$1,177.2
Interest obligations on long term debt(1)	668.5	113.5	243.0	205.0	107.0
Billboard site and other operating leases	1,282.6	155.9	255.8	196.9	674.0

Total payments due	$4,765.5	$328.2	$1,081.6	$1,397.5	$1,958.2

(1)	Interest rates on our variable rate instruments are assuming rates at the December 2008 levels.

		Amount of Expiration Per Period
	Total Amount	Less Than 1			After
Other Commercial Commitments	Committed	Year	1 - 3 Years	4 - 5 Years	5 Years
	(In millions)
Revolving Bank Facility(2)	$400.0	$—	$—	$400.0	$—
Standby Letters of Credit(3)	$10.3	$5.2	$5.1	$—	$—

(2)	Lamar Media had $140.0 outstanding at December 31, 2008.

(3)	The standby letters of credit are issued under Lamar Media’s revolving bank facility and reduce the availability of the facility by the same amount.
Cash Flows
     The Company’s cash flows provided by operating activities decreased by $7.9 million for the year ended December 31, 2008 due to a decrease in net income of $39.6 million as described in “Results of Operations”, offset by an increase in adjustments to reconcile net income to cash provided by operating activities of $45.7 million primarily due to an increase in depreciation and amortization of $24.8 million, and an increase in deferred tax expense of $16.6 million. In addition, as compared to the same period in 2007, there were decreases in the change in prepaid expenses of $4.8 million, in accrued expenses of $22.1 million and in the change in other liabilities of $2.8 million, offset by an increase in the change in other assets of $16.1 million.
     Cash flows used in investing activities increased $96.3 million from $341.1 million in 2007 to $437.4 million in 2008 primarily due to an increase in cash used in acquisition activity by the Company in 2008 of $96.4 million.
     Cash flows provided by financing activities was $30.0 million for the year ended December 31, 2008 primarily due to $140.0 million in proceeds from notes payable resulting from borrowings under the senior credit facility and $13.3 million in net proceeds from issuance of common stock and tax deductions from options exercised, offset by cash used for purchase of treasury shares of $93.4 million and $29.4 million in principle payments on long term debt.
CRITICAL ACCOUNTING ESTIMATES
     Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to long-lived asset recovery, intangible assets, goodwill impairment, deferred taxes, asset retirement obligations and allowance for doubtful accounts. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events and, where applicable, established valuation techniques. These estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from our estimates. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

     Long-Lived Asset Recovery. Long-lived assets, consisting primarily of property, plant and equipment and intangibles comprise a significant portion of the Company’s total assets. Property, plant and equipment of $1.6 billion and intangible assets of $773.8 million are reviewed for impairment whenever events or changes in circumstances have indicated that their carrying amounts may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by that asset before interest expense. These undiscounted cash flow projections are based on management assumptions surrounding future operating results and the anticipated future economic environment. If actual results differ from management’s assumptions, an impairment of these intangible assets may exist and a charge to income would be made in the period such impairment is determined. Based on the Company’s analysis as of December 31, 2008, no such impairment charge was required by the Company.
     Intangible Assets. The Company has significant intangible assets recorded on its balance sheet. Intangible assets primarily represent site locations of $717.9 million and customer relationships of $49.4 million associated with the Company’s acquisitions. The fair values of intangible assets recorded are determined using discounted cash flow models that require management to make assumptions related to future operating results, including projecting net revenue growth discounted using current cost of capital rates, of each acquisition and the anticipated future economic environment. If actual results differ from management’s assumptions, an impairment of these intangibles may exist and a charge to income would be made in the period such impairment is determined. Historically no impairment charge has been required with respect to the Company’s intangible assets.
     Goodwill Impairment. The Company has a significant amount of goodwill on its balance sheet and must perform an impairment test of goodwill annually or on a more frequent basis if events and circumstances indicate that the asset might be impaired. The first step of the impairment test requires management to determine the implied fair value of its reporting units and compare it to its book value (including goodwill). To the extent the book value of a reporting unit exceeds the fair value of the reporting unit, the Company would be required to perform the second step of the impairment test, as this is an indicator that the reporting unit may be impaired. Impairment testing involves various estimates and assumptions, which could vary, and an analysis of relevant market data and market capitalization.
We have identified two reporting units (Logo operations and Billboard operations) in accordance with SFAS 142. No changes have been made to our reporting units from the prior period. The reporting units and their carrying amounts of goodwill as of December 31, 2008 and 2007 are as follows:

	Carrying Value of Goodwill
	(in thousands)
	December 31, 2008	December 31, 2007

Billboard operations	1,415,435	1,375,279
Logo operations	961	961
We believe there are numerous facts and circumstances that need to be considered when estimating the reasonableness of the reporting unit’s estimated fair value, especially in this period of unprecedented economic uncertainty. In conducting our impairment test, we assessed the reasonableness of the reporting unit’s estimated fair value based on both market capitalization and discounted future cash flows. The discounted cash flow analysis incorporated various growth rate assumptions and discounting based on a present value factor.
Consideration of market capitalization
The Company first considered its market capitalization as of its annual impairment testing date of December 31. The market capitalization of its Class A common stock as of December 31, 2008 was $1.2 billion compared to stockholders’ equity of $860.3 million as of that date, resulting in an excess of approximately $340.2 million. The Company considers market capitalization over book value a strong indicator that no impairment of goodwill exists as of the measurement date of December 31, 2008. The following table presents the market capitalization and aggregate book value of the reporting units as of December 31, 2008:

		Market
	Equity Book Value	Capitalization(1)
	(in thousands)
Aggregate Values as of December 31, 2008	860,251	1,200,541

(1)	Market capitalization was calculated using a 10-day average of the closing prices of the Class A common stock beginning 5 trading days prior to the measurement date.

Calculations of Fair Value using Discounted Cash Flow Analysis
We also estimate fair value using a discounted cash flow analysis that compares the estimated future cash flows of each reporting unit to the book value of the reporting unit.
The discount rate and projected revenue and EBITDA (earnings before interest, tax, depreciation and amortization) growth rates are significant assumptions utilized in our calculation of the present value of cash flows used to estimate fair value of the reporting units. These assumptions could be adversely impacted by certain risks including deterioration in industry and economic conditions.
Our discount rate assumption is based on our cost of capital which we determine annually based on our estimated costs of debt and equity relative to our capital structure. As of December 31, 2008 our weighted average cost of capital (WACC) was approximately 10%, which is slightly higher than our historical rate due to increased market risk given the current economic conditions. Based on our analysis, our WACC must exceed 11.4% before the second step of the impairment test would be required.
We develop our revenue and EBITDA growth rates during our annual budget process, which we complete in December of each fiscal year. We consider our historical performance and current market trends in the markets in which we operate. The following table describes the growth rates used in our analysis, which indicated no impairment charge was required, compared to our recent historical rates achieved:
Compound Annual Growth Rates (CAGR)

	Revenue		EBITDA
		5 year		5 year
	Historical*	projected rate	Historical*	projected rate
Billboard operations	7.9%	2.5%	6.9%	3.5%
Logo operations	4.5%	3.0%	2.0%	1.5%

*	Calculated based on the Company’s historical results from 2004 to 2008.
Our December 31, 2008 discounted cash flow analysis does not indicate the need for step two of the impairment test unless the Compound Annual Growth Rate (CAGR), calculated using projections over the next 5 years, for revenue declines to less than (1.5%) for our billboard operations and less than (12.5%) for our logo operations, and the CAGR for EBITDA declines to less than (0.6%) for our billboard operations and less than (14.2%) for our logo operations. Assumptions used in our impairment test, such as forecasted growth rates and our cost of capital, are based on the best available market information and are consistent with our internal forecast and operating plans. In addition, our forecasts were based on the current economic recession continuing through the fist two quarters of 2010. A prolonged recession or changes in our forecasts could change our conclusion regarding an impairment of goodwill and potentially result in a non-cash impairment loss in a future period. In addition, these assumptions could be adversely impacted by certain risks discussed in “Risk Factors” in Item 1A of this report. For additional information about goodwill, see Note 3 to the Consolidated Financial Statements. The following table presents the aggregate fair value of our reporting units and aggregate book value of the reporting units as of December 31, 2008:

	Equity Book Value	Fair Value (1)
	(in thousands)
Aggregate Values as of December 31, 2008	860,251	1,940,030

(1)	Fair Value is calculated using the discounted cash flow analysis described above.
Based upon the Company’s annual review as of December 31, 2008, using both the market capitalization approach and discounted cash flow analysis, there was no indication of a potential impairment and, therefore, the second step of the impairment test was not required and no impairment charge was necessary.

     Deferred Taxes. As of December 31, 2008, the Company determined that its deferred tax assets of $169.3 million, a component of which is the Company’s operating loss carry forward, net of existing valuation allowances, are fully realizable due to the existence of certain deferred tax liabilities of approximately $295.0 million that are anticipated to reverse during the carry forward period. The Company bases this determination by projecting taxable income over the relevant period. Should the Company determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. For a more detailed description, see Note 11 of the Notes to the Consolidated Financial Statements.
     Asset Retirement Obligations. The Company had an asset retirement obligation of $160.7 million as of December 31, 2008 as a result of its adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” on January 1, 2003. This liability relates to the Company’s obligation upon the termination or non-renewal of a lease to dismantle and remove its billboard structures from the leased land and to reclaim the site to its original condition. The Company records the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. In calculating the liability, the Company calculates the present value of the estimated cost to dismantle using an average cost to dismantle, adjusted for inflation and market risk.
     This calculation includes 100% of the Company’s billboard structures on leased land (which currently consist of approximately 80,000 structures). The Company uses a 15-year retirement period based on historical operating experience in its core markets, including the actual time that billboard structures have been located on leased land in such markets and the actual length of the leases in the core markets, which includes the initial term of the lease, plus any renewal period. Historical third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on credit rates historically available to the Company.
     Stock-based Compensation. Effective January 1, 2006, we adopted SFAS No. 123(R) “Share-Based Payments” (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, employee stock purchases under the Employee Stock Purchase Plan, restricted stock and performance shares, under the modified prospective transition method. Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest. SFAS No. 123(R) requires the use of a valuation model to calculate the fair value of share-based awards. The Company has elected to use the Black-Scholes option-pricing model. The Black-Scholes option-pricing model incorporates various assumptions, including volatility, expected life and interest rates. The expected life is based on the observed and expected time to post-vesting exercise and forfeitures of stock options by our employees. Upon the adoption of SFAS No. 123(R), we used a combination of historical and implied volatility, or blended volatility, in deriving the expected volatility assumption as allowed under SFAS No. 123(R) and Staff Accounting Bulletin No. 107. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our stock options. The dividend yield assumption is based on our history and expectation of dividend payouts. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience. If factors change and we employ different assumptions in the application of SFAS No. 123(R) in future periods, the compensation expense that we record under SFAS No. 123(R) may differ significantly from what we have recorded in the current period. During 2008, we recorded $8.0 million as compensation expense related to stock options and employee stock purchases. We evaluate and adjust our assumptions on an annual basis. See Note 14 “Stock Compensation Plans” of the Notes to Consolidated Financial Statements for further discussion.
     Allowance for Doubtful Accounts. The Company maintains allowances for doubtful accounts based on the payment patterns of its customers. Management analyzes historical results, the economic environment, changes in the credit worthiness of its customers, and other relevant factors in determining the adequacy of the Company’s allowance. Bad debt expense was $14.4 million, $7.2 million and $6.3 million or approximately 1.2%, 0.6% and 0.6% of net revenue for the years ended December 31, 2008, 2007, and 2006, respectively. If the current economic recession is prolonged or increases in severity, the inability of customers to pay may occur and the allowance for doubtful accounts may need to be increased, which will result in additional bad debt expense in future years.
Lamar Media Corp.
     The following is a discussion of the consolidated financial condition and results of operations of Lamar Media for the years ended December 31, 2008, 2007 and 2006. This discussion should be read in conjunction with the consolidated financial statements of Lamar Media and the related notes.

RESULTS OF OPERATIONS
     The following table presents certain items in the Consolidated Statements of Operations as a percentage of net revenues for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Net revenues	100.0%	100.0%	100.0%
Operating expenses:
Direct advertising expenses	36.4	33.8	34.9
General and administrative expenses	17.3	17.4	17.7
Corporate expenses	4.1	4.9	4.4
Depreciation and amortization	27.7	25.4	26.9
Operating income	15.1	18.9	17.0
Interest expense	13.2	13.3	9.9
Net income	0.9	3.9	4.0
Year ended December 31, 2008 compared to Year ended December 31, 2007
     Net revenues decreased $11.1 million or 0.9% to $1.20 billion for the year ended December 31, 2008 from $1.21 billion for the same period in 2007. This decrease was attributable primarily to a decrease in billboard net revenues of $9.7 million or 0.9% over the prior period and a $1.7 million decrease in logo sign revenue over the prior period due to contracts lost in the fourth quarter of 2008.
     The decrease in billboard net revenue of $9.7 million was a result of decreased occupancy due to a reduction in advertising spending based on the deterioration of the economy which accelerated in the fourth quarter of 2008. The $1.7 million decrease in logo revenue was a result of internal growth of approximately $1.7 million was offset by a decrease of $3.4 million of revenue due to the loss of various logo contracts.
     Net revenues for the year ended December 31, 2008, as compared to acquisition-adjusted net revenue for the year ended December 31, 2007, decreased $39.6 million or 3.2% primarily as a result of the reduction in occupancy as discussed above. See “Reconciliations” below.
     Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $15.1 million or 2.2% to $693.3 million for the year ended December 31, 2008 from $678.2 million for the same period in 2007. There was an $18.5 million decrease in non-cash compensation expense related to performance based compensation, offset by a $30.9 million increase in operating expenses related to the operations of acquired outdoor advertising assets and increases in costs in operating the Company’s core assets and a $2.7 million increase in corporate expenses.
     Depreciation and amortization expense increased $24.8 million for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The increase is a result of capital expenditures in 2008 including $103.7 million related to digital billboards which are depreciated using a shorter expected life than traditional billboards.
     Due to the above factors, operating income decreased $47.5 million to $180.9 million for year ended December 31, 2008 compared to $228.4 million for the same period in 2007.
     Lamar Media recognized a $1.8 million return on investment compared to a $15.4 million gain as a result of the sale of a private company recognized in the first quarter 2007, which represents a decrease of 88.3% over the prior period.
     Interest expense decreased $3.3 million from $161.2 million for the year ended December 31, 2007 to $157.9 million for the year ended December 31, 2008 due to a decrease in interest rates on variable-rate debt offset by an increased debt balance.
     The decrease in operating income and the decrease in gain on disposition of investment offset by the decrease in interest expense resulted in a $59.2 million decrease in income before income taxes. This decrease in income resulted in a decrease in the income tax expense of $23.3 million for the year ended December 31, 2008 over the same period in 2007. The effective tax rate for the year ended December 31, 2008 was 57.5%, which is greater than the statutory rates due to permanent differences resulting from non-deductible expenses.

     As a result of the above factors, Lamar Media recognized net income for the year ended December 31, 2008 of $11.0 million, as compared to net income of $47.0 million for the same period in 2007.
Reconciliations:
     Because acquisitions occurring after December 31, 2006 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2007 acquisition-adjusted net revenue, which adjusts our 2007 net revenue by adding to it the net revenue generated by the acquired assets prior to our acquisition of them for the same time frame that those assets were owned in 2008. We provide this information as a supplement to net revenues to enable investors to compare periods in 2008 and 2007 on a more consistent basis without the effects of acquisitions. Management uses this comparison to assess how well our core assets are performing.
     Acquisition-adjusted net revenue is not determined in accordance with generally accepted accounting principles (GAAP). For this adjustment, we measure the amount of pre-acquisition revenue generated by the acquired assets during the period in 2007 that corresponds with the actual period we have owned the acquired assets in 2008 (to the extent within the period to which this report relates). We refer to this adjustment as “acquisition net revenue.”
     Reconciliations of 2007 reported net revenue to 2007 acquisition-adjusted net revenue as well as a comparison of 2007 acquisition-adjusted net revenue to 2008 net revenue are provided below:
Comparison of 2008 Net Revenue to 2007 Acquisition-Adjusted Net Revenue

	Year Ended December 31,
	2008	2007
	(In thousands)
Reported net revenue	$1,198,419	$1,209,555
Acquisition net revenue	—	28,473

Adjusted totals	$1,198,419	$1,238,028

Year ended December 31, 2007 compared to Year ended December 31, 2006
     Net revenues increased $89.5 million or 8.0% to $1.21 billion for the year ended December 31, 2007 from $1.12 billion for the same period in 2006. This increase was attributable primarily to an increase in billboard net revenues of $88.1 million or 8.7% over the prior period, with no change in logo sign revenue or transit revenue over the prior period due to contracts lost during the year.
     The increase in billboard net revenue of $88.1 million was generated by acquisition activity of approximately $13.4 million and internal growth of approximately $74.7 million, while the internal growth across various markets within the logo sign programs of approximately $3.8 million, was offset by a decrease of $4.0 million of revenue due to the loss of the Company’s Texas logo contract. The transit revenue internal growth of approximately $3.2 million was offset by a decrease of $3.6 million of revenue due to the loss of various transit contracts.
     Net revenues for the year ended December 31, 2007, as compared to acquisition-adjusted net revenue for the year ended December 31, 2006, increased $82.5 million or 7.3% as a result of net revenue internal growth. See “Reconciliations” below.
     Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $39.7 million or 6.2% to $678.2 million for the year ended December 31, 2007 from $638.5 million for the same period in 2006. There was a $30.4 million increase as a result of additional operating expenses related to the operations of acquired outdoor advertising assets and increases in costs in operating Lamar Media’s core assets and a $9.3 million increase in corporate expenses.
     Depreciation and amortization expense increased $5.2 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase is a result of increased capital expenditures in 2007, including $92.1 million related to digital billboards.
     Due to the above factors, operating income increased $37.6 million to $228.4 million for year ended December 31, 2007 compared to $190.8 million for the same period in 2006.
     During the first quarter of 2007, the Company recognized a $15.4 million gain as a result of the sale of a private company in which the Company had an ownership interest.

     Interest expense increased $50.1 million from $111.1 million for the year ended December 31, 2006 to $161.2 million for the year ended December 31, 2007 due to increased debt balances as well as increase in interest rates on variable-rate debt.
     The increase in operating income and the gain on disposition of investment offset by the increase in interest expense described above resulted in a $4.2 million increase in income before income taxes. This increase in income resulted in an increase in the income tax expense of $2.4 million for the year ended December 31, 2007 over the same period in 2006. The effective tax rate for the year ended December 31, 2007 was 44.8%, which is greater than the statutory rates due to permanent differences resulting from non-deductible expenses.
     As a result of the above factors, Lamar Media recognized net income for the year ended December 31, 2007 of $47.0 million, as compared to net income of $45.2 million for the same period in 2006.
Reconciliations:
     Because acquisitions occurring after December 31, 2005 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2006 acquisition-adjusted net revenue, which adjusts our 2006 net revenue by adding to it the net revenue generated by the acquired assets prior to our acquisition of them for the same time frame that those assets were owned in 2007. We provide this information as a supplement to net revenues to enable investors to compare periods in 2007 and 2006 on a more consistent basis without the effects of acquisitions. Management uses this comparison to assess how well our core assets are performing.
     Acquisition-adjusted net revenue is not determined in accordance with generally accepted accounting principles (GAAP). For this adjustment, we measure the amount of pre-acquisition revenue generated by the acquired assets during the period in 2006 that corresponds with the actual period we have owned the acquired assets in 2007 (to the extent within the period to which this report relates). We refer to this adjustment as “acquisition net revenue.”
     Reconciliations of 2006 reported net revenue to 2006 acquisition-adjusted net revenue as well as a comparison of 2006 acquisition-adjusted net revenue to 2007 net revenue are provided below:
Comparison of 2007 Net Revenue to 2006 Acquisition-Adjusted Net Revenue

	Year Ended December 31,
	2007	2006
	(In thousands)
Reported net revenue	$1,209,555	$1,120,091
Acquisition net revenue	—	6,915

Adjusted totals	$1,209,555	$1,127,006

ITEM 8. FINANCIAL STATEMENTS (following on next page)